SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) April 7, 2005

Strategic Hotel Capital, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

001-32223	33-1082757
(Commission File Number)	(I.R.S. Employer Identification No.)

77 West Wacker Drive, Suite 4600 Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

(312) 658-5000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On April 7, 2005, Strategic Hotel Capital, Inc. (the “Company”) entered into a Shareholders Agreement with affiliates of Whitehall Street Real Estate Limited Partnership VII and Whitehall Street Real Estate Limited Partnership IX (collectively, “Whitehall”), pursuant to which:

•	Whitehall is entitled, so long as it beneficially own at least 10% of our shares of common stock, to nominate one person to serve as a director of the Company; and

•	the Company is obligated to use its best efforts to cause the election of Whitehall’s nominee to the Company’s Board of Directors.

The Shareholders Agreement will replace the Observer Agreement between Whitehall and the Company, under which Whitehall was entitled to appoint observers to attend meetings of the Board of Directors, effective upon the election of Jonathan A. Langer to the Board of Directors at the Company’s 2005 Annual Meeting, except for the confidentiality obligations set forth therein, which shall survive the replacement.

On April 7, 2005, certain affiliates of Prudential Financial, Inc. (collectively, “Prudential”) and the Company agreed to terminate the Observer Agreement between the parties, under which Prudential was entitled to appoint observers to attend meetings of the Board of Directors, effective upon the election of Robert M. Falzon to the Company’s Board of Directors at the Company’s 2005 annual meeting, except for the confidentiality obligations set forth therein, which shall survive the termination.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits. A summary of the agreements reported in Item 1.01 hereof have been filed as exhibits to this report and are incorporated by reference herein.

Exhibit No.	Description
10.1	Shareholders Agreement, dated as of April 7, 2005, among WHSHC, L.L.C. and W9/WHSHC, L.L.C. I and Strategic Hotel Capital, Inc.

10.2	Letter, dated April 7, 2005, to Strategic Hotel Capital, Inc. from the affiliates of Prudential Financial, Inc. identified therein.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC HOTEL CAPITAL, INC.

April 12, 2005	By:	/S/ MONTE J. HUBER
	Name:	Monte J. Huber
	Title:	Vice President, Controller and Treasurer

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